EXHIBIT 10.9

SEI INVESTMENTS COMPANY

June 25, 2004

Mr. N. Jeffrey Klauder

[Residence Address Omitted]

Dear Jeff:

On behalf of the company I am pleased to extend our offer of employment to you as Executive Vice President and General Counsel. In this role, you will be responsible for the leadership of the legal and compliance functions and provide counsel to the Board of Directors and its committees. In addition, the Chief Executive Officer, from time to time, may assign to you, other administrative and organizational responsibilities. As a member of the senior management team you will be a member of the EPS committee reporting directly to the CEO and Board of Directors.

Your starting salary will be $9,615.38 biweekly, which is $250,000 when annualized. Increases in your salary will be in line with raises for other Executive Vice-Presidents. Should you accept this offer, we will determine a mutually agreeable date upon which you will begin full-time employment.

In addition to salary and draw, you will be eligible to participate in SEI’s incentive compensation program and other benefits as set forth in Schedule A hereto. All amounts referred to as annual amounts will be pro-rated for the calendar year based on your employment start date.

In addition, you will be entitled to a recoverable draw against your target incentive compensation of $2,307.69 bi-weekly, which is $60,000 when annualized. The Company will be entitled to recover your draw in the event your incentive compensation does not exceed your draw or in the event of termination of your employment before the incentive compensation has been earned.

All employees of SEI Investments are employed at-will, and either the employee or SEI investments are free to terminate the employee’s employment at any time, without cause or notice. In the event, however, your employment is terminated by SEI Investments for any reason other than cause, SEI will provide a separation package as described in Schedule A, attached hereto.

At its meeting today the Board and its Compensation Committee approved the terms of this offer and the Compensation Committee granted the 200,000 options to you today referred to in Schedule A, effective as of your employment start date.

SEI provides a comprehensive benefits program for its employees. When you join the company, you will be asked to make some important decisions based on your personal insurance needs. Please carefully review and evaluate this information. Selected and company-provided benefits are effective on the first of the month following one’s start date.

As a further condition of employment, all prospective employees are required to execute a copy of our Employee Non-Disclosure and Non-Compete Agreement (copy enclosed). In addition, the Immigration Control and Reform Act of 1986 requires employers to maintain documentation certifying both the identity and employment eligibility of its employees, so appropriate substantiating documents to satisfy the verification process (see enclosed Form 1-9) will be required during your Orientation period. Also enclosed, you will find a W-4 form and an Employee History Form that should be completed and brought with you on your first day of employment. Also, please return a signed copy of your employment application.

Jeff, the Board and everyone who has worked with you at SEI are impressed with your credentials and are confident in your ability to contribute to SEI’s success. We believe this offer represents a good career opportunity for you today, with excellent potential for your continuing personal and professional development. I look forward to confirming an acceptance of our offer and anticipate finalizing your start date in the near future. Again, I reiterate my confidence in your future success at SEI. If you have any questions or need clarification, please do not hesitate to call or email me at [phone number omitted] or [email address omitted].

Yours truly,

/s/ Alfred P West
Alfred P. West

Accepted by:	/s/ N. Jeffrey Klauder
Date:	June 25, 2004

Title:	Executive Vice President and General Counsel

Responsibilities:	Member of senior management team at SEI – Management of legal and compliance function at SEI – Counsel to Board and committees – Such administrative and organizational responsibilities as may be assigned from time to time by CEO – Member of EPS Committee

Reporting:	Reports to CEO and Board

Base Salary:	$250,000 (raises in line with raises for other EVPs)

Draw:	$60,000 per year as advance on incentive compensation paid ratably over year so that recurring cash flow during year is $310,000

Incentive Compensation:	Target Bonus – Starts at 2X base; in future in line with other EVP’s with a minimum of 2X base; payment based on personal performance and company achievement of Company goals in accordance with the incentive compensation plan applicable to all members of EPS. Paid in accordance with the incentive compensation plan.

Guaranteed Cash Compensation:	For first two years, $375 of target bonus guaranteed, of which $60,000 of bonus will be paid ratably over year (so that recurring cash flow during year is based on $310,000)

Severance:	If terminated without cause at any time, 2X salary plus bonus and unvested options vest. If terminated without cause or upon death, option exercise period extended for one year. If death or resignation at age 65 or thereafter, all unvested options vest.

“Signing” Option Grant	200,000 options initially.

Annual Option Grant:	In line with grants to other EVPs

Benefits, Perqs:	All received by other EVPs